UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 10/27/2010

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33092

Delaware	04-2825458
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.02.	Results of Operations and Financial Condition

On October 28, 2010, LeMaitre Vascular, Inc. issued a press release regarding its financial and operational results for the third quarter ended September 30, 2010. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in this report, including the Exhibit attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.05.	Costs Associated with Exit or Disposal Activities

On October 27, 2010, the board of directors of LeMaitre Vascular, Inc. (the “Company”) adopted a reorganization plan (the “Plan”) that is designed to eliminate redundant costs resulting from its 2007 acquisition of Biomateriali Srl and to improve efficiencies in manufacturing operations.

The Company intends to transition the production of its AlboGraft Vascular Graft to the Company’s existing corporate headquarters in Burlington, Massachusetts and terminate all employees at the Brindisi facility. In addition to the termination of the employees, the Plan provides for the relocation of manufacturing equipment, the eventual dissolution of the Company’s Biomateriali Srl subsidiary, and the hiring of approximately 15 employees to staff up the required functions in Burlington.

The Plan will result in a net staff reduction of approximately 14 employees for which the Company will likely record material restructuring charges. 28 of the 29 employees at the Brindisi facility are covered by one or more collective bargaining agreements negotiated with a union-authorized employee representative (Rappresentanza Sindacale Unitaria) and the two unions (FEMCA-CISL and FILCEA-CGIL) that represent employees at this location. Although the Company is subject to certain minimum employee termination obligations under Italian law of approximately $0.3 million relating to mandatory notice and statutory severance, the termination benefits payable to these employees are subject to collective bargaining. Because these discussions are still in the preliminary stages, the Company is unable to make a good faith determination of an estimate of the amount and the timing of the restructuring charges or future cash expenditures related to such employee termination costs. The Company intends to file an amended report on Form 8-K under Item 2.05 within four business days after it makes a determination of such an estimate or range of estimates.

Excluding employee termination benefits, the Company expects to record charges of approximately $1.8 million and cash outlays of approximately $2.6 million associated with the Plan. Excluding employee termination benefits, the following table provides a summary of the Company’s estimate of material costs associated with the Plan by type of cost:

Type of Cost	Total Estimated Amounts
Asset Transfer / Liquidation Expenses	$450
Lease Exit Costs	800
Asset Disposal	400
Other	150

Total	$1,800

The Company expects the transfer of production activities from Brindisi to Burlington will occur over the course of the first half of 2011. The Company expects to incur these charges beginning in the fourth quarter and through 2011 as we complete this transfer to Burlington.

The restructuring charge that the Company expects to incur in connection with the Plan is subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the Plan.

Item 2.05 of this Current Report contains “forward-looking” statements, including but not limited to statements with respect to the expected timing for completion of the Plan; estimated restructuring charges to be incurred by the Company; anticipated benefits of the Plan; and the anticipated costs incurred by the Company in connection with the Plan. Any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements.

The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the Company’s restructuring costs may be greater than anticipated; the risk that the transfer of production activities may have an adverse impact on the Company’s ability to manufacture its AlboGraft Vascular Graft in sufficient quantities at an acceptable cost and with comparable quality, the restructuring may be distracting to the Company’s management; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2009, and other periodic filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update forward-looking statements other than to the extent required by applicable law.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is furnished as part of this report, where indicated:

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by LeMaitre Vascular, Inc. on October 28, 2010, announcing its financial and operational results for the third quarter ended September 30, 2010, furnished herewith.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: October 28, 2010	By:	AARON M. GROSSMAN /S/ AARON M. GROSSMAN
Aaron M. Grossman
Secretary

Exhibit Index

Exhibit No.	Description

EX-99.1	Press Release